EXHIBIT 15.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to the references to Ryder Scott in the Annual Report on Form 20-F of Samson Oil & Gas Limited (Samson) for the fiscal year ended June 30, 2009 (the Annual Report).

     We further consent to the incorporation by reference in the Registration Statements on Form F-3, Registration No. 333-161199 and 333-153223 of Samson of our report dated June 30, 2009.

     We prepared estimates, as of June 30, 2009, of the proved crude oil, condensate, and natural gas reserves and the oil equivalent of fields with interests owned by Samson. These estimates were prepared in accordance with the reserves definitions of Rule 4-10 of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P. Denver, Colorado December 17, 2009